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                                                                    EXHIBIT 99.1


               MARGUERITE W. SALLEE REJOINS BRIGHT HORIZONS BOARD

(WATERTOWN, MA - DECEMBER 2, 2004) Bright Horizons Family Solutions (NASDAQ:
BFAM) announced today that Marguerite W. Sallee has rejoined the Company's Board of Directors. Sallee is currently the President and CEO of America's Promise - The Alliance for Youth founded by Secretary of State Colin Powell and his wife, Alma, in response to a 1997 challenge by Presidents Bush, Carter, Clinton, Ford and First Lady Nancy Reagan to make children and youth a national priority.

         "We are truly fortunate to have Marguerite Sallee back on the Bright Horizons board. She has long dedicated her life and career to making a lasting impact on children and their families and establishing their role in the American workplace. She has been a pioneering spirit in child care, education, and work/life balance, and we will benefit greatly from her vast experience and leadership in the field," said Bright Horizons Chairman of the Board Linda Mason.

         Sallee founded CorporateFamily Solutions, which merged with Bright Horizons in 1998 to form Bright Horizons Family Solutions. Sallee served on the Company's Board of Directors until March 2003 when she resigned in order to serve as Staff Director of the United States Senate Subcommittee on Children and Families. Prior to joining the Senate Subcommittee, Sallee served as President and CEO of The Brown Schools and as Chairman and CEO of Frontline Group, an employment and training firm.

         Sallee resides in Nashville, Tennessee and also serves on the Board of Directors of Saks Incorporated.


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BRIGHT HORIZONS FAMILY SOLUTIONS

Bright Horizons Family Solutions is the world's leading provider of employer-sponsored child care, early education and work/life consulting services, managing more than 550 early care and education centers in the United States, Europe and Canada. Bright Horizons serves more than 400 clients, including more than 80 FORTUNE 500 companies and half of the "100 Best Companies for Working Mothers," as recognized by Working Mother magazine. Bright Horizons is one of FORTUNE magazine's "100 Best Companies to Work for in America."

Investor Contact: Elizabeth Boland             Media Contact: Ilene Hoffer
                  (617) 673-8000                              (617) 673-8044